EXHIBIT 99.1

                                 News Release

For Information Contact:
Matthew D. McGough, Vice President, Corporate Finance (563) 272-7563
Kurt A. Tjaden, Vice President and Chief Financial Officer (563) 272-7400

HNI CORPORATION INCREASES
SALES AND EARNINGS FOR
FIRST QUARTER FISCAL 2014

MUSCATINE, Iowa (April 16, 2014) – HNI Corporation (NYSE: HNI) today announced sales for the first quarter ended March 29, 2014, of $452.2 million and net income of $11.1 million, or $0.24 per diluted share for the quarter.  Non-GAAP net income per diluted share improved nine cents from the prior year quarter to $0.12, which excludes a pre-tax gain of $8.4 million on the sale of a vacated facility.

First Quarter Summary Comments
"We are pleased with our continued improved performance and strong profit growth over prior year.  Strong performance in our hearth business was a key driver to our first quarter profit improvement.  As expected, office furniture sales increased in our contract channel while our supplies-driven channel was negatively impacted by harsh weather," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

First Quarter – GAAP Financial Measures
Dollars in millions except per share data	Three Months Ended
	3/29/2014	3/30/2013	Percent Change
Net sales	$452.2	$442.3	2.2%
Gross profit	$155.2	$147.8	5.0%
Gross profit %	34.3%	33.4%
SG&A (including restructuring)	$145.2	$144.7	3.2%
SG&A %	32.1%	32.7%
(Gain) on sale of assets	$(8.4)	-	NM
Operating income	$18.4	$3.1	499.0%
Operating income %	4.1%	0.7%
Net income attributable to HNI Corporation	$11.1	$1.4	688.2%

Earnings per share attributable to HNI Corporation – diluted	$0.24	$0.03	700.0%

First Quarter Results
•
Consolidated net sales increased $9.9 million or 2.2 percent to $452.2 million.  Compared to prior year quarter, divestitures reduced sales $6.8 million.  On an organic basis sales increased 3.8 percent.

•
Gross margin was 0.9 percentage points higher than prior year primarily due to higher volume in the hearth products segment and increased price realization partially offset by lower volume and unfavorable mix in the office furniture segment.

•
Total selling and administrative expenses as a percent of net sales, including restructuring charges, decreased 0.6 percentage points due to volume and freight efficiencies partially offset by investment in strategic initiatives and higher incentive-based compensation.

•	The Corporation's first quarter results included an $8.4 million gain on the sale of a vacated facility.
•
The provision for income taxes for the prior year quarter reflects the effect of the retroactive extension of the 2012 research tax credit of $0.9 million, all of which was recognized in first quarter 2013.

First Quarter – Non-GAAP Financial Measures
(Reconciled with most comparable GAAP financial measures)

Dollars in millions Except per share data	Three Months Ended 3/29/2014		Three Months Ended 3/30/2013
	Operating Income	Diluted EPS	Operating Income	Diluted EPS
As reported (GAAP)	$18.4	$0.24	$3.1	$0.03
% of net sales	4.1%		0.7%

Restructuring and impairment	-		$0.2	$0.00
Gain on sale	$(8.4)	$(0.12)	-

Results (non-GAAP)	$10.0	$0.12	$3.2	$0.03
% of net sales	2.2%		0.7%

Cash flow used in operations for the quarter was $36.1 million compared to $31.3 million for the same quarter last year.  Capital expenditures were $22.7 million in the first quarter of 2014 compared to $14.8 million in the first quarter of 2013.

Office Furniture – GAAP Financial Measures
Dollars in millions	Three Months Ended		Percent Change
	3/29/2014	3/30/2013
Sales	$358.4	$365.8	-2.0%
Operating profit	$16.5	$8.7	89.6%
Operating profit %	4.6%	2.4%

First Quarter – Non-GAAP Financial Measures (Reconciled with most comparable GAAP financial measures)
	Three Months Ended
Dollars in millions	3/29/2014	3/30/2013	Percent Change
Operating profit as reported (GAAP)	$16.5	$8.7	89.6%
% of Net Sales	4.6%	2.4%

Restructuring and impairment	$(0.0)	$0.2
Gain on sale	$8.4	-

Operating profit (non-GAAP)	$8.1	$8.9	-8.9%
% of Net Sales	2.3%	2.4%

•
First quarter sales for the office furniture segment decreased $7.5 million or 2.0 percent to $358.4 million.  Compared to prior year quarter, divestitures reduced sales by $6.8 million.  On an organic basis, sales decreased 0.2 percent driven by a decrease in the supplies-driven channel partially offset by an increase in the contract channel.

•
First quarter operating profit increased $7.8 million.  Operating profit was positively impacted by increased price realization, freight efficiencies and the gain on sale of a vacated facility.  These were partially offset by lower volume and unfavorable mix.

Hearth Products
Dollars in millions	Three Months Ended		Percent Change
	3/29/2014	3/30/2013
Sales	$93.8	$76.5	22.7%
Operating profit	$11.7	$3.6	226.0%
Operating profit %	12.5%	4.7%

•	First quarter sales for the hearth products segment increased $17.4 million or 22.7 percent to $93.8 million driven by increases in both the new construction channel and the remodel/retrofit channel.
•
First quarter operating profit increased $8.1 million.  Operating profit was positively impacted by increased volume and higher price realization partially offset by higher incentive-based compensation.

Outlook
"We enter the second quarter with solid momentum across our office furniture and hearth businesses, and we remain on track to grow sales and significantly increase profits in 2014.  I remain confident about our long-term investments and ability to deliver long-term shareholder value," said Mr. Askren.

The Corporation estimates sales to be flat to up 4 percent in the second quarter over the same period in the prior year.  Non-GAAP earnings per diluted share are anticipated in the range of $0.32 to $0.37 for the second quarter, which excludes restructuring charges.  For the full year, the Company is raising its estimate of non-GAAP earnings per diluted share to the range of $1.70 to $1.85, which excludes restructuring charges and gain on sale of a vacated facility.

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture and continuing to execute its long-standing rapid continuous improvement discipline to build best total cost and a lean enterprise.

Conference Call
HNI Corporation will host a conference call on Thursday, April 17, 2014 at 10:00 a.m. (Central) to discuss first quarter 2014 results.  To participate, call 1-877-512-9166 – conference ID number 16653090.  A live webcast of the call will be available on HNI Corporation's website at http://www.hnicorp.com (under Investor Information – Webcasts).  A replay of the webcast will be made available at the website address above.  An audio replay of the call will be available until Thursday, April 24, 2014, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 16653090.

About HNI Corporation

HNI Corporation is a NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Maxon®, Lamex®, HBF® , artcobell™, Midwest Folding Products™, ERGO®, Heatilator®, Heat & Glo®, Quadra-Fire® and Harman Stove™, have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  More information can be found on the Corporation's website at www.hnicorp.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures.  A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  We have provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:  operating income, operating profit and net income per diluted share (i.e., EPS), excluding restructuring and impairment charges, transition costs and gain on sale of a vacated facility.  Non-GAAP EPS is calculated using the Corporation's overall effective tax rate for the period.  We present these measures because management uses this information to monitor and evaluate financial results and trends.  Management believes this information is also useful for investors.  This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the second quarter and full fiscal year 2014.  We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide them to investors on a historical basis.  We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share for the full fiscal year is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control.  These may include unanticipated charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated non-recurring items not reflective of ongoing operations.

Forward-looking Statements

This release contains "forward-looking" statements that refer to future events and expectations.  These statements address future plans, outlook, objectives and financial performance including expectations for future sales growth and earnings per diluted share (GAAP and non-GAAP) for the second quarter and full year fiscal 2014.  In addition, forward-looking statements may be identified by words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "hope," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," "will," "would" and variations of such words and similar expressions.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual future results to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) ability to maintain its effective tax rate, (f) repurchases of common stock and (g) consolidation and logistical realignment initiatives; uncertainty related to the availability of cash and credit, and the terms and interest rates on which credit would be available, to fund operations and future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions; slow or negative growth rates in global and domestic economies or in the domestic housing market; lower industry growth than expected; major disruptions at key facilities or in the supply of any key raw materials, components or finished goods; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials; higher costs for energy and fuel; changes in the mix of products sold and of customers purchasing; relationships with distribution channel partners, including the financial viability of distributors and dealers; restrictions imposed by the terms of the Corporation's revolving credit facility and note purchase agreement; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend or clarify forward-looking statements.

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HNI CORPORATION
Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 29, 2014	Mar. 30, 2013
Net Sales	$452,201	$442,297
Cost of products sold	297,029	294,515
Gross profit	155,172	147,782
Selling and administrative expenses	145,210	144,556
(Gain) on sale of assets	(8,400)	-
Restructuring and impairment charges	(28)	156
Operating income	18,390	3,070
Interest income	70	152
Interest expense	2,202	2,668
Income before income taxes	16,258	554
Income taxes	5,242	(625)
Net income	11,016	1,179
Less: Net income (loss) attributable to the noncontrolling interest	(80)	(229)
Net income attributable to HNI Corporation	$11,096	$1,408
Net income attributable to HNI Corporation common shareholders – basic	$0.25	$0.03
Average number of common shares outstanding – basic	45,038,512	45,154,764
Net income attributable to HNI Corporation common shareholders – diluted	$0.24	$0.03
Average number of common shares outstanding – diluted	45,837,579	45,719,878

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
(Dollars in thousands)	Mar. 29, 2014	Dec. 28, 2013		Mar. 29, 2014	Dec. 28, 2013
Cash and cash equivalents	$45,684	$65,030	Accounts payable and
Short-term investments	7,252	7,251	accrued expenses	$336,584	$407,799
Receivables	203,695	228,715	Note payable and current
Inventories	100,283	89,516	maturities of long-term debt	39,175	484
Deferred income taxes	15,371	16,051	Current maturities of other
Prepaid expenses and			long-term obligations	2,987	3,301
other current assets	26,463	26,665
Current assets	398,748	433,228	Current liabilities	378,746	411,584

			Long-term debt	150,077	150,091
			Capital lease obligations	76	106
			Other long-term liabilities	67,360	67,543
Property and equipment – net	273,877	267,401	Deferred income taxes	73,324	68,964
Goodwill	287,092	286,655
Other assets	152,730	147,421	Parent Company shareholders'
			equity	442,855	436,328
			Noncontrolling interest	9	89
			Shareholders' equity	442,864	436,417
			Total liabilities and
Total assets	$1,112,447	$1,134,705	shareholders' equity	$1,112,447	$1,134,705

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended
(Dollars in thousands)	Mar. 29, 2014	Mar. 30, 2013
Net cash flows from (to) operating activities	$(36,065)	$(31,272)
Net cash flows from (to) investing activities:
Capital expenditures	(22,693)	(14,793)
Other	12,812	(753)
Net cash flows from (to) financing activities	26,600	35,946
Net increase (decrease) in cash and cash equivalents	(19,346)	(10,872)
Cash and cash equivalents at beginning of period	65,030	41,782
Cash and cash equivalents at end of period	45,684	$30,910

Business Segment Data

	Three Months Ended
(Dollars in thousands)	Mar. 29, 2014	Mar. 30, 2013
Net sales:
Office furniture	$358,369	$365,832
Hearth products	93,832	76,465
	$452,201	$442,297

Operating profit (loss):
Office furniture
Operations before restructuring and impairment charges	$16,465	$8,856
Restructuring and impairment charges	28	(156)
Office furniture – net	16,493	8,700
Hearth products	11,708	3,591
Total operating profit	28,201	12,291
Unallocated corporate expense	(11,943)	(11,737)
Income before income taxes	$16,258	$554

Depreciation and amortization expense:
Office furniture	$9,499	$8,823
Hearth products	1,176	1,393
General corporate	1,349	873
	$12,024	$11,089

Capital expenditures (including capitalized software):
Office furniture	$13,488	$9,932
Hearth products	1,512	614
General corporate	7,693	4,247
	$22,693	$14,793

	As of Mar. 29, 2014	As of Dec. 28, 2013
Identifiable assets:
Office furniture	$706,081	$722,697
Hearth products	257,411	255,978
General corporate	148,955	156,030
	$1,112,447	$1,134,705

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